Exhibit 99.1

Destination XL Group, Inc. Announces Transition to Nasdaq Global Market and

the Early Prepayment of Long-Term Debt

CANTON, Mass., September 07, 2021 – Destination XL Group, Inc. (OTCQX: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today announced that shares of the Company’s stock are expected to begin trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “DXLG” effective at market open on Wednesday, September 8, 2021.

On September 3, 2021, the Company repaid in full its FILO (first-in, last-out) loan facility.  In connection with the repayment, the FILO lender agreed to a reduction in the amount of the prepayment premium that otherwise would have been payable as a result of the Company’s early repayment. The Company paid a total of $18.6 million, including $17.5 million in principal, $1.1 million in accrued interest and prepayment premium, and related expenses. The FILO loan facility carried a minimum annual interest rate of 8.0% and had a maturity date of March, 2026.  The prepayment of the FILO loan was from cash on-hand.

“We are very excited to be back trading on Nasdaq and to do so with no outstanding long-term debt,” said Harvey Kanter, President and CEO.  “The Company’s shares had traded for over 30 years on Nasdaq, but last December we voluntarily transitioned to OTCQX as a result of the impact of the global pandemic on our operations. Our operating results for the first six months of fiscal 2021 and the improvement in our stock price have enabled us to relist with Nasdaq,” he continued.  “With respect to the prepayment of the FILO loan, we are grateful to Pathlight Capital for providing us with additional liquidity under the FILO during a very difficult time and for working with us to be able to retire that debt early,” he concluded.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life.  Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores throughout the United States as well as Toronto, Canada, Casual Male XL retail and outlet stores in the United States, and an e-commerce website, DXL.com, which offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG." Starting September 8, 2021, its common stock will be listed on the Nasdaq Global Market under the symbol “DXLG.” For more information, please visit the Company's investor relations website: https://investor.dxl.com.